Exhibit 23(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8) pertaining to the 1998 Stock Option Plan and the 2004 Stock Incentive Plan of Cedar Shopping Centers, Inc. and to the incorporation by reference therein of our report dated March 26, 2004, with respect to the consolidated financial statements of Cedar Shopping Centers, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

Ernst & Young LLP

New York, New York
August 19, 2004